Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contacts: Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549 DRG&E Ken Dennard, Managing Partner Ben Burnham, AVP 713-529-6600

Forbes Energy Services Announces Receipt of Requisite Consents to

Amend the Indenture Governing its 11% Senior Secured Notes due 2015

(CUSIP 345140 AC 1)

ALICE, TEXAS – May 23, 2011 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced that on May 20, 2011, its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc. (collectively, the “Issuers”), had received the consents from the holders of their 11% Senior Secured Notes due 2015 (CUSIP 345140 AC 1) (the “Notes”) necessary to adopt the proposed amendments in its previously commenced tender offer (the “Offer”) and related consent solicitation (the “Consent Solicitation”) that would eliminate most of the restrictive covenants and event of default provisions contained in the indenture governing the Notes (the “Indenture”) and modify the terms of any intercreditor agreement applicable to the Notes.

Adoption of the proposed amendments required the consent of the holders of at least a majority of the $192,500,000 aggregate principal amount of the outstanding Notes and holders who tendered their Notes in the Offer were deemed to consent to the proposed amendments. A total of approximately $187,932,000, or over 97%, in aggregate principal amount of outstanding Notes were validly tendered and not validly withdrawn before 5:00 p.m. Eastern time, on May 20, 2011.

The Issuers and Wells Fargo Bank, National Association, as the trustee under the Indenture, along with the guarantors named therein, anticipate executing a supplemental indenture that would eliminate most of the restrictive covenants and event of default provisions contained in the indenture (the “Fourth Supplemental Indenture”). The proposed amendments in the Fourth Supplemental Indenture will become operative upon the closing of the purchase by the Issuers of the Notes tendered by 5:00 p.m., Eastern time, on June 7, 2011 (the “Expiration Time”), unless the Offer is extended or earlier terminated. These proposed amendments will be binding on all holders, including non-consenting holders.

The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to 5:00 p.m. Eastern time, on May 20, 2011 (the “Consent Time”) is $1,127.50, which includes a consent payment of $30.00 per $1,000 principal amount of Notes.

Holders who have not yet tendered their Notes by the Consent Time can still tender their Notes prior to the Expiration Time, however, such holders will only receive the purchase price of $1,097.50 for each $1,000 principal amount of Notes, which does not include the consent payment. In addition, the Issuers will pay accrued interest up to, but not including, the payment date on all Notes accepted in the Offer. Subject to the conditions of the Offer, the payment date will occur promptly after the Expiration Time with respect to all Notes tendered prior to the Expiration Time and accepted by the Issuers.

This announcement is for informational purposes only. The Offer is being made, and the Consent Solicitation was made, pursuant to the terms and subject to the conditions set forth in the Issuers’ Offer to Purchase and Consent Solicitation Statement dated May 9, 2011 (the “Statement”), and the Consent and Letter of Transmittal, copies of which are available from the Information Agent, D. F. King & Co., Inc., by calling (800) 290-6426. The Issuers have also retained Jefferies & Company, Inc. as Dealer Manager for the Offer and Solicitation Agent for the Consent Solicitation. Questions about the Offer or the Consent Solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831 (US toll-free) or (203) 708-5831 (collect).

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s tender offer of its senior secured notes, the anticipated closing of the purchase of notes tendered under such offer and the effectiveness of the provisions of Fourth Supplemental Indenture. There can be no assurance that the tender offer and the transactions associated therewith will be consummated, or that the provisions of the Fourth Supplemental Indenture will become operative. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.

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